                            POLICY AND PROCEDURES OF
               PHOENIX/ZWEIG ADVISERS LLC AND EUCLID ADVISORS LLC
                 DESIGNED TO DETECT AND PREVENT INSIDER TRADING


SECTION I. POLICY STATEMENT ON INSIDER TRADING

A.    INTRODUCTION

      Phoenix/Zweig Advisers LLC and Euclid Advisors LLC (each of which is hereinafter referred to as an "Adviser" or the "Adviser") each seeks to foster a reputation for integrity and professionalism. That reputation is a vital business asset. The confidence and trust placed in us by our clients is something we should value and endeavor to protect. To further that goal, this Policy Statement implements procedures to deter the misuse of material, nonpublic information in securities transactions.

      Trading securities while in possession of material, nonpublic information or improperly communicating that information to others may expose you to stringent penalties. Criminal sanctions may include a fine of up to $1,000,000 and/or ten years imprisonment. The Securities and Exchange Commission can recover the profits gained or losses avoided through the violative trading, impose a penalty of up to three times the illicit windfall and issue an order permanently barring you from the securities industry. Finally, you may be sued by investors seeking to recover damages for insider trading violations.

      Regardless of whether a government inquiry occurs, the Advisers view seriously any violation of this Policy Statement. Such violations constitute grounds for disciplinary sanctions, including dismissal.

B.    SCOPE OF THE POLICY STATEMENT

      This Policy Statement is drafted broadly; it will be applied and interpreted in a similar manner. This Policy Statement applies to securities trading and information handling by directors, officers and employees of the Advisers (including spouses, minor children and adult members of their households).

      This Policy Statement on Insider Trading and the following procedures to implement the Adviser's Policy represent the Adviser's current such Policy Statement and Procedures. Such Policy Statement and Procedures may be revised or supplemented from time to time by the issuance of a new Policy Statement and Procedures or a supplement or memorandum from the Adviser's chief executive officer and/or compliance officer.

      The law of insider trading is unsettled and continuously developing; an individual legitimately may be uncertain about the application of the Policy Statement in a particular circumstance. Often, a single question can forestall disciplinary action or complex legal problems. You should direct any questions relating to this Policy Statement to the Compliance Officer, who is Marc Baltuch, or, in his absence, Melinda Reibel or Jennifer Marinpetro. You also must notify the Compliance Officer immediately if you have any reason to believe that a violation of this Policy Statement has occurred or is about to occur.

C.    POLICY STATEMENT ON INSIDER TRADING

      No person to whom this Policy Statement applies, including you, may trade, either personally or on behalf of others (such as mutual funds and private accounts managed by the Advisers), while in possession of material, nonpublic information; nor may any personnel of an Adviser communicate material, nonpublic information to others in violation of the law. This section reviews principles important to this Policy Statement.

      1.    WHAT IS MATERIAL INFORMATION?

      Information is material where there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions. Generally, this is information whose disclosure will have a substantial effect on the price of a company's securities. No simple "bright line" test exists to determine when information is material; assessments of materiality involve a highly fact-specific inquiry. For this reason, you should direct any questions about whether information is material to the Compliance Officer.

      Material information often relates to a company's results and operations, including, for example, dividend changes, earnings results, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems, and extraordinary management developments.

      Material information also may relate to the market for a company's securities. Information about a significant order to purchase or sell securities may, in some contexts, be deemed material. Similarly, prepublication information regarding reports in the financial press also may be deemed material. For example, the United States Supreme Court upheld the criminal convictions of insider trading defendants who capitalized on prepublication information about the WALL STREET JOURNAL'S Heard on the Street column.

      2.    WHAT IS NONPUBLIC INFORMATION?

      Information is "public" when it has been disseminated broadly to investors in the marketplace. Tangible evidence of such dissemination is the best indication that the information is public. For example, information is public after it has become available to the general public through a public filing with the SEC or some other government agency, the Dow Jones "tape" or the WALL STREET JOURNAL or some other publication of general circulation, and after sufficient time has passed so that the information has been disseminated widely.

      3.    IDENTIFYING INSIDE INFORMATION

      Before executing any trade for yourself or others, including investment companies or private accounts managed by an Adviser, you must determine whether you have access to material, nonpublic information. If you think that you might have access to material, nonpublic information, you should take the following steps.

      i. Report the information and proposed trade immediately to the Compliance Officer.

      ii. Do not purchase or sell the securities on behalf of yourself or others, including investment companies or private accounts managed by the Advisers.

      iii. Do not communicate the information inside or outside the Advisers, other than to the Compliance Officer.

      iv. After the Compliance Officer has reviewed the issue, the firm will determine whether the information is material and nonpublic and, if so, what action the firm should take.

You should consult with the Compliance Officer before taking any action. This degree of caution will protect you, your clients and the firm.

      4.    CONTACTS WITH PUBLIC COMPANIES

      For the Advisers, contacts with public companies represent an important part of our research efforts. An Adviser may make investment decisions on the basis of the firm's conclusions formed through such contacts and analysis of publicly-available information. Difficult legal issues arise, however, when, in the course of these contacts, an employee of an Adviser or other person subject to this Policy Statement becomes aware of material, nonpublic information. This could happen, for example, if a company's Chief Financial Officer prematurely discloses quarterly results to an analyst, or an investor relations representative makes a selective disclosure of adverse news to a handful of investors. In such situations, the Adviser must make a judgment as to its further conduct. To protect yourself, your clients and the firm, you should contact the Compliance Officer immediately if you believe that you may have received material, nonpublic information.

      5.    TENDER OFFERS

      Tender offers represent a particular concern in the law of insider trading for two reasons. First, tender offer activity often produces extraordinary gyrations in the price of the target company's securities. Trading during this time period is more likely to attract regulatory attention (and produces a disproportionate percentage of insider trading cases). Second, the SEC has adopted a rule which expressly forbids trading and "tipping" while in possession of material, nonpublic information regarding a tender offer received from the tender offeror, the target company or anyone acting on behalf of either. Employees of an Adviser and others subject to this Policy Statement should exercise particular caution any time they become aware of nonpublic information relating to a tender offer.

SECTION II. PROCEDURES TO IMPLEMENT THE ADVISERS'
            POLICY STATEMENT ON INSIDER TRADING


      The following procedures have been established to aid the officers, directors and employees of the Advisers in avoiding insider trading, and to aid the Advisers in preventing, detecting and imposing sanctions against insider trading. Every officer, director and employee of an Adviser must follow these procedures or risk serious sanctions, including dismissal, substantial personal liability and criminal penalties. If you have any questions about these procedures, you should consult the Compliance Officer.

A.    PERSONAL SECURITIES TRADING

1.    PROHIBITED ACTIVITIES

            A. IPO Rule: No Access Person may purchase securities in an Initial Public Offering, except with the prior approval of the Compliance Department. This rule also applies to IPO's offered through the Internet.

            B. Private Placement Rule: No Access Person may purchase securities in a Private Placement unless the Compliance Department has approved such purchase. Any such approved purchase should be disclosed to the Fund if that issuer's securities are being considered for purchase or sale by the Fund.

            C. Preclearance Rule: No Access Person may purchase or sell a security unless the Compliance Department has precleared such purchase or sale. Preclearance is required prior to executing a trade through a personal Internet brokerage account. Preclearance is required for ALL transactions in options, puts, calls and well-known stock indices (e.g. the S&P 500). Preclearance is valid through the business day next following the day preclearance is given.

            Exceptions: The following securities transactions do not require preclearance. These exceptions do not apply to transactions in options:

                  1. Purchases or sales of up to 500 shares of securities of issuers ranked in the Standard & Poor's 500 Composite Stock Index (S&P 500) at the time of purchase or sale. The Compliance Department maintains this list on the Intranet web site and updates it after the end of each quarter.

                  2. Purchase orders sent directly to the issuer via mail (other than in connection with a Private Placement) or sales of such securities which are redeemed directly by the issuer via mail.

            NOTE: THE COMPLIANCE DEPARTMENT MAY DENY APPROVAL OF ANY TRANSACTION REQUIRING PRECLEARANCE UNDER THIS PRECLEARANCE RULE, EVEN IF NOMINALLY PERMITTED UNDER THIS CODE OF ETHICS, IF IT IS BELIEVED THAT DENYING PRECLEARANCE IS NECESSARY FOR THE PROTECTION OF A FUND. ANY SUCH DENIAL MAY BE APPEALED TO THE FUND'S COUNSEL. THE DECISION OF COUNSEL SHALL BE FINAL.

            D. Open Order Rule: No Access Person may purchase or sell, directly or indirectly, any security in which he has, or by reason of such transaction acquires, any direct or indirect beneficial ownership, when a Fund has a pending "buy" or "sell" order for that security of the same type (i.e. buy or sell) as the proposed personal trade, until the Fund's order is executed or withdrawn.

            Exceptions: The following securities transactions are exempt from the Open Order Rule:

                        1. Purchases or sales of up to 500 shares of securities of issuers in the S&P 500 at the time of the transaction.

                        2. Purchases or sales approved by the Compliance Department in his/her discretion.

            ANY PROFITS REALIZED ON A PERSONAL TRADE IN VIOLATION OF THIS
            SECTION 1D MUST BE DISGORGED.

            E. Blackout Rule: If a Portfolio Manager's Managed Fund holds a security that is the subject of a proposed personal trade by that Portfolio Manager, the Portfolio Manager is prohibited from buying or selling such security within 7 calendar days before and after the Managed Fund trades in such security.

            Exceptions: The following securities are exempt from the Blackout
            Period:

                        1. Purchases or sales of up to 500 shares of securities of issuers in the S&P 500 at the time of the transaction.

                        2. Purchases or sales approved by the Compliance Department in his/her discretion.


            Any profits realized by a Portfolio Manager on a personal trade in violation of this Section 1E must be disgorged.

            F. Holding Period Rule: Access Persons must hold each Security, for a period of not less than sixty (60) days, whether or not the purchase of such Security was an exempt transaction under any other provision of Section 4.

            ANY PROFITS REALIZED ON TRADING IN CONTRAVENTION OF THIS POLICY MUST BE DISGORGED.

            G. No Access Person shall annually accept any gift or other item of more than $100 in value from any person or entity that does business with or on behalf of the Fund.

            H. No Advisory Person shall serve on the board of directors of a publicly traded company without prior authorization from Counsel or the Compliance Officer of the Fund. If board service is authorized, such Advisory Person shall have no role in making investment decisions with respect to the publicly traded company.

2.    EXEMPTED TRANSACTIONS

      The prohibitions of Section 1 of this Code shall not apply to:

            A. Purchases or sales effected in any account over which the Access Person has no direct or indirect influence or control in the reasonable estimation of the Compliance Officer.

            B. Purchases or sales of securities (1) not eligible for purchase or sale by the Fund; or (2) specified from time to time by the Trustees, subject to such rules, if any, as the Trustees shall specify.

            C. Purchases or sales which are non-volitional on the part of either the Access Person or the Fund.

            D. Purchases of shares necessary to establish an automatic dividend reinvestment plan or pursuant to an automatic dividend reinvestment plan, and subsequent sales of such securities.

            E. Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired.

            F. Purchase or sale of securities issued under an employee stock purchase or incentive program unless otherwise restricted.

3.    ACCOUNTS COVERED

                  Advance clearance must be obtained for any personal transaction in a security by an officer, director or employee of an Adviser if such person has, or as a result of the transaction acquires, any direct or indirect beneficial ownership in the security.

                  The term "beneficial ownership" is defined by rules of the SEC which will be applicable in all cases. Generally, under the SEC rules, a person is regarded as having beneficial ownership of securities held in the name of:

                  a)    a husband, wife or a minor child;

                  b) a relative (including in-laws, step-children, or step-parents) sharing the same house;

                  c)    anyone else if the officer, director or employee:

                        (i) obtains benefits substantially equivalent to ownership of the securities; or

                        (ii) can obtain ownership of the securities immediately or at some future time.

            4.    EXEMPTION FROM CLEARANCE REQUIREMENT

            Clearance is not required for any account over which an officer, director or employee has no influence or control; however, the existence of such an account must be reported to the Compliance Officer. The Compliance Officer, in his sole discretion, has the authority to request further information and documentation regarding any account over which an officer, director or employee reports he has no influence or control.

      B.    REPORT OF TRANSACTIONS

            1.    TRANSACTIONS AND ACCOUNTS COVERED

                  a) All personal transactions in any account for which advance clearance is required must also be reported in the next quarterly transaction report after the transaction is effected.

                  b) Every officer, director and employee of an Adviser must file a report when due even if such person made no purchases or sales of securities during the period covered by the report.

            2.    TIME OF REPORTING

                  A. Reports of personal transactions must be made within 10 days after the end of each calendar quarter. Thus, reports are due on the 10th day of January, April, July and October.

                  B. All employees are also required to report on an annual basis a listing of all non-exempt securities holdings as of December 31 of the preceding year. Reports are due on the 31st day of January. New employees will be required to provide a listing of all non-exempt securities holdings as of the date of commencement of employment.

            3.    FORM OF REPORTING

                  The report must be on the form provided by the Compliance Department. A copy of the form is attached.

            4.    RESPONSIBILITY TO REPORT

                  The responsibility for taking the initiative to report is imposed on each individual required to make a report. Any effort by the Compliance Department to facilitate the reporting process does not change or alter that responsibility.

            5.    WHERE TO FILE REPORT

                  All reports must be filed with the Compliance Department.

            6.    CODE OF ETHICS REPORTS

                  In addition, "Access Persons" of Phoenix/Zweig Advisers LLC. The Zweig Fund, Inc., The Zweig Total Return Fund, Inc., Phoenix-Zweig Trust, Euclid Advisors LLC (i) are required to make any reports required under the Code of Ethics of such advisers or funds, as the case may be, and (ii) must comply with all the other provisions (including the personal trading restrictions) of such Code of Ethics.

      C.    HIGH-RISK TRADING ACTIVITIES

      Certain high-risk trading activities, if used in the management of a personal trading portfolio, are risky not only because of the nature of the securities transactions themselves, but also because of the potential that action necessary to close out the transactions may become prohibited during the pendency of the transactions. Examples of such activities include short sales of common stock and trading in derivative instruments such as option contracts to purchase ("call") or sell ("put") securities at certain predetermined prices. Officers, directors and employees of the Advisers should understand that short sales and trading in derivative instruments involve special risks - derivative instruments, for example, ordinarily have greater price volatility than the underlying security. The fulfillment of the obligations owed by each officer, director and employee to his or her employer may heighten those risks. For example, if an Adviser becomes aware of material, nonpublic information about the issuer of the underlying securities, such Adviser's personnel may find themselves "frozen" in a position in a derivative security. The Advisers will not bear any losses resulting in personal accounts through the implementation of this Policy Statement.

      D.    RESTRICTIONS ON DISCLOSURES

      Officers, directors and employees of the Advisers shall not disclose any nonpublic information (whether or not it is material) relating to the Advisers or their securities transactions on behalf of clients to any person outside an Adviser (unless such disclosure has been authorized by such Adviser). Material, nonpublic information may not be communicated to anyone, including persons within an Adviser, except as provided in Section I above. Such information must be secured. For example, access to files containing material, nonpublic information and computer files containing such information should be restricted, and conversations containing such information, if appropriate at all, should be conducted in private (for example, not by cellular telephone, to avoid potential interception).

      E.    REVIEW

      The Compliance Officer will review and consider any proper request of an officer, director or employee of an Adviser for relief or exemption from any restriction, limitation or procedure contained herein, which restriction, limitation or procedure is claimed to cause a hardship for such person. The Compliance Officer's decision is completely within his sole discretion.

      F.    SERVICE AS DIRECTOR

      No officer, director or employee of an Adviser may serve on the board of any company whose securities are publicly traded (other than a registered investment company managed by an Adviser) without prior approval of the Compliance Officer. If such approval is granted, it will be subject to the implementation of appropriate procedures to isolate investment personnel serving as directors from making investment decisions for an account managed by such Adviser concerning the company in question.

      G.    GIFTS

      No officer, director or employee of an Adviser shall accept, directly or indirectly, anything of value, including gifts and gratuities, in excess of $100 per year from any person or entity that does business with any Adviser. This restriction does not apply to bona fide dining or bona fide entertainment if, during such dining or entertainment, the officer, director or employee is with the person or representative of the entity that does business with the Adviser.

4.    ACKNOWLEDGEMENT

      I have read and understand this Policy Statement on Insider Trading. I certify that I have, to date, complied and will continue to comply with this Policy Statement. I understand that any violation of this Policy Statement may lead to sanctions, including dismissal.



-------------------------------------          -----------------------
             (Signature)                                 (Date)


-------------------------------------
             (Print name)


form 2a

SECTION III. SUPERVISORY PROCEDURES


      The Advisers have assigned the Compliance Officer the primary responsibility for the implementation and maintenance of the Advisers' policy and procedures against insider trading. Supervisory Procedures can be divided into two classifications - prevention of insider trading and detection of insider trading.

1.    PREVENTION OF INSIDER TRADING

      To prevent insider trading, the Compliance Officer should:

      i. provide, on a regular basis, an education program to familiarize officers, directors and employees with the Advisers' policy and procedures;

      ii.   answer questions regarding the Advisers' policy and procedures;

      iii. resolve issues of whether information received by an officer, director or employee of an Adviser is material and nonpublic and determine what action, if any, should be taken;

      iv. review on a regular basis and update as necessary an Adviser's policy and procedures;

      v. when it has been determined that an officer, director or employee of an Adviser has material, nonpublic information:

            1. implement measures to prevent dissemination of such information, and

            2. if necessary, restrict officers, directors and employees from trading the securities; and

      vi. promptly review, and either approve or disapprove, in writing, each request of an officer, director or employee of an Adviser for clearance to trade in specified securities.

2.    DETECTION OF INSIDER TRADING

      To detect insider trading, the Compliance Officer should:

            i. review the trading activity reports filed by each officer, director and employee;

            ii. review the trading activity of mutual funds and private accounts managed by the Advisers;

            iii.  review trading activity (if any) of an Adviser's own account;

            iv. promptly investigate all reports of any possible violations of the Advisers' Policy and Procedures to Detect and Prevent Insider Trading; and

            v. coordinate the review of such reports with other appropriate officers, directors or employees of an Adviser.

3.    SANCTIONS

      Upon discovering a violation of this Code, the Board of Trustees of the Fund may impose such sanctions as it deems appropriate, including inter alia, a letter of censure or suspension or termination of employment, or suspension of personal trading privileges for such period as it may deem appropriate.

4.    GENERAL REPORTS TO MANAGEMENT

      On an as-needed or periodic basis, the Advisers may find it useful for the Compliance Officer to prepare a written report to the management and/or Board of Directors of an Adviser setting forth some or all of the following:

            i. a summary of existing procedures to detect and prevent insider trading;

            ii.   a summary of any changes in procedures made in the last year;

            iii. full details of any investigation since the last report (either internal or by a regulatory agency) of any suspected insider trading, the results of the investigation and a description of any changes in procedures prompted by any such investigation;

            iv. an evaluation of the current procedures and a description of any anticipated changes in procedures; and

            v. a description of the Advisers' continuing educational program regarding insider trading, including the dates of such programs since the last report to management.


form 2a
rv 9/00

                           INVESTMENT REPORTING MATRIX
                         (APPENDIX A TO CODE OF ETHICS)

Type of Investment                                            Reportable            Preclearance
------------------                                            ----------            ------------
Bank Conversions                                              YES                   YES
Bankers Acceptance                                            NO                    NO
Blind Trusts                                                  YES                   NO
Call/Matured Securities                                       YES                   NO
Cash Management Accounts (No Securities Trading)*             NO                    NO
Closely Held Corporate Stock                                  YES                   NO
Co-op Apartment Shares                                        NO                    NO
Commercial Paper                                              NO                    NO
Convertible Bonds                                             YES                   YES
CORPORATE BONDS                                               YES                   YES
CORPORATE MERGERS/TENDERS                                     YES                   NO
Dividend Reinvestment Plans                                   YES- annually         NO
FAMILY BUSINESS (PRIVATE)                                     NO                    NO
Foreign Government Bonds                                      YES                   YES
Futures                                                       YES                   YES
GIFTS OF SECURITIES                                           YES                   NO
Initial Public Offering                                       NOT ALLOWED           N/A
Insurance Company Conversions                                 YES                   YES
Limit Orders/Good Til Canceled                                YES                   Every Other Day
Money Market Funds- Direct                                    NO                    NO
Municipal Bonds                                               YES                   YES
Mutual Funds- Closed End                                      YES                   YES
Mutual Funds- Open End- Direct                                NO                    NO
Opening of a Bank Trading Account                             YES                   YES
Opening of a Brokerage Account                                YES                   YES
Options (60 + days)                                           YES                   YES
Private Partnerships-Affiliated  **                           NO                    NO
Private Investment Partnerships-Unaffiliated                  YES                   YES
Restricted Stock (Private Placements)                         YES                   YES
Rights Offering (including over subscriptions)-Exercising     YES                   NO
Savings Accounts                                              NO                    NO
Stock- Purchase/Sales                                         YES                   YES
Stock- Short Sales                                            YES                   YES
Stock- Dividends/Splits                                       YES-annually          NO
SYSTEMATIC INVESTMENT PLAN WITH CORPORATE ISSUER              YES-annually          NO
Transfer of a Brokerage Account                               YES                   YES
Trust Accounts                                                YES                   See Compliance
Unit Investment Trust                                         YES                   NO
US Government Securities                                      NO                    NO
US Savings Bonds  (EE)                                        NO                    NO
Variable Annuities                                            NO                    NO
WRAP ACCOUNTS                                                 YES                   See Compliance
Zweig Fund/Zweig Total Return Fund                            YES                   See Compliance and Legal

* REGISTERED REPRESENTATIVES MUST RECEIVE PERMISSION FROM THEIR RESPECTIVE BROKER/DEALER TO OPEN THIS ACCOUNT.

** THIS INFORMATION WILL NOT BE REPORTABLE TO COMPLIANCE; HOWEVER, THE INFORMATION WILL BE MAINTAINED BY THE PARTNERSHIPS' GENERAL COUNSEL.

                                                                          1/1/98